SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                          1934 (Amendment No.    )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to section 240.14a-11(c) or section
     240.14a-12

                             TECO Energy, Inc.
 ......................................................................
              (Name of Registrant as Specified In Its Charter)

 ......................................................................

  (Name of Person(s) filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.

/ /  Fee  computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
11.

   1)  Title of each class of securities to which transaction applies:
   . . . . . .............................................................
   2)  Aggregate number of securities to which transaction applies:

   ..................................................................
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   ..................................................................
   4)  Proposed maximum aggregate value of transaction:

     .................................................................
   5)  Total fee paid:
   ..................................................................

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   1)  Amount Previously Paid:
   ..................................................................

   2)  Form, Schedule or Registration Statement No.:
   ..................................................................
   3)  Filing Party:

   ..................................................................
   4)  Date Filed:
   ..................................................................




TECO ENERGY, INC.




                                                              March 3, 1997

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON APRIL 16, 1997






   The Annual Meeting of the Shareholders of TECO Energy, Inc. will be held at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on Wednesday, April 16, 1997 at 11:30 a.m., for the following purposes:

   1.    To elect five directors.

   2.    To approve the 1997 Director Equity Plan.

   3. To consider and act on such other matters as may properly come before the meeting.

   Shareholders of record at the close of business on February 14, 1997 will be entitled to vote at the meeting and at any adjournments thereof.

   Even if you plan to attend the meeting, you are requested to mark, sign and date the enclosed proxy and to return it promptly in the accompanying envelope. If you attend the meeting and wish to vote in person, your proxy will not be used.

                                                   By order of the Board of
Directors,



                                                    R. H. Kessel, Secretary










TECO ENERGY, INC.
P.O. Box 111   Tampa, Florida 33601   (813) 228-4111






                                                 TECO ENERGY, INC.
                     P.O. Box 111, Tampa, Florida 33601

                              PROXY STATEMENT




   The enclosed proxy is solicited on behalf of the Board of Directors of TECO Energy, Inc. (the Corporation ) to be voted at the Annual Meeting of Shareholders of the Corporation to be held at the time and place and for the purposes set forth in the foregoing notice. This proxy statement and the enclosed proxy are being mailed to shareholders beginning on or about March 3, 1997.




                            VOTING OF SECURITIES

   As of February 14, 1997, the record date for the determination of shareholders entitled to vote at the meeting, the Corporation had outstanding 117,601,707 shares of Common Stock, $1 par value ( Common Stock ), the only class of stock of the Corporation outstanding and entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

   The presence at the meeting, in person or by proxy, of a majority of the s h a res outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

   A shareholder giving a proxy may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

   Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the five nominees for director named below and for the approval of the 1997 Director Equity Plan.

   The  affirmative  vote  of  a  majority  of  the  Common  Stock  of  the
Corporation represented at the meeting in person or by proxy will be required to elect directors and to approve the 1997 Director Equity Plan. For each of these matters, (i) abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote and (ii) broker non-votes will not be considered as represented at the meeting.




                           ELECTION OF DIRECTORS

   The Corporation s Bylaws provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in number as possible. As the term of one class of directors expires, their successors are elected for a term of three years at each annual meeting of shareholders. Mrs. Baldwin and Messrs. Culbreath, Flom, Guild and Sovey have been nominated for a term expiring in 2000, and each has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.


The following table contains certain information as to the nominees and each person whose term of office as a director will continue after the meeting. Information on the share ownership of each of these individuals is included under Share Ownership below.


                           Principal Occupation During              Present
                               Last Five Years and       Director    Term
   Name              Age  Other Directorships Held(1)   Since(1)   Expires

Girard F. Anderson    64  President and Chief Operating   1994    1998
                          Officer, TECO Energy,
                          Inc.; formerly
                          Executive Vice
                          President-Utility
                          Operations, TECO
                          Energy, Inc. and
                          President and Chief
                          Operating Officer,
                          Tampa Electric Company

DuBose Ausley        59   Chairman, Ausley & McMullen     1992    1999
                          attorneys),Tallahassee,
                          Florida; formerly
                          Chairman, Macfarlane,
                          Ausley, Ferguson &
                          McMullen (attorneys),
                          Tallahassee, Florida
                          and President of a
                          predecessor firm; also
                          a director of Sprint
                          Corporation and Capital
                          City Bank Group Inc.

*Sara L. Baldwin     65   Private Investor; formerly      1980    1997
                          Vice President, Baldwin
                          and Sons, Inc.
                          (insurance
                          agency),Tampa, Florida










                           Principal Occupation During              Present
                               Last Five Years and       Director    Term
   Name              Age  Other Directorships Held(1)   Since(1)   Expires

*Hugh L. Culbreath    75  Retired; formerly Chairman      1971      1997
                          of the Board, TECO
                          Energy, Inc. and Tampa
                          Electric Company

James L. Ferman, Jr.  53  President, Ferman Motor Car     1985      1999
                          Company, Inc.
                          (automobile
                          dealerships), Tampa,
                          Florida; also a
                          director of The Bank
                          of Tampa and
                          itsholding company,
                          The Tampa Banking
                          Company

*Edward L. Flom       67  Retired; formerly Chairman      1980      1997
                          of the Board and Chief
                          Executive Officer,
                          Florida Steel
                          Corporation
                          (production and
                          fabrication of steel
                          products), Tampa,
                          Florida; also a
                          director of Outback
                          Steakhouse, Inc.

*Henry R. Guild, Jr.  68  President and Director,         1980      1997
                          Northeast Investment
                          Management, Inc.
                          (private trustees and
                          family  investment
                          advisers), Boston,
                          Massachusetts

Timothy L. Guzzle     60  Chairman of the Board           1988      1998
                          and Chief Executive
                          Officer, TECO Energy,
                          Inc.; also a director
                          of NationsBank
                          Corporation
















                            Principal Occupation During             Present
                                Last Five Years and        Director   Term
   Name              Age   Other Directorships Held(1)    Since(1) Expires

Dennis R. Hendrix     57    Chairman of the Board          1995      1999
                            and formerly Chief
                            Executive Officer
                            and President,
                            PanEnergy Corp
                            (interstate gas
                            pipeline), Houston,
                            Texas; also a
                            director of Texas
                            Eastern Products
                            Pipeline Company,
                            general partner of
                            TEPPCO Partners,
                            LP, a  publicly
                            traded limited
                            partnership

Robert L. Ryan        53    Senior Vice President and      1991      1999
                            Chief Financial
                            Officer, Medtronic,
                            Inc. (medical
                            devices
                            manufacturer),
                            Minneapolis,
                            Minnesota; formerly
                            Vice President-
                            Finance, Union
                            Texas  Petroleum
                            Holdings, Inc.
                            (independent oil
                            and gas exploration
                            and  production),
                            Houston, Texas;
                            also a director of
                            Inter-Regional
                            Financial Group,
                            Inc. and United
                            Healthcare
                            Corporation

*William P. Sovey     63    Vice Chairman and Chief        1996      1997
                            Executive Officer
                            and formerly
                            President and Chief
                            Operating Officer,
                            Newell Co.
                            (consumer
                            products),
                            Freeport, Illinois;
                            also a director of
                            Acme Metals, Inc.




                            Principal Occupation During             Present
                                Last Five Years and        Director   Term
   Name              Age   Other Directorships Held(1)    Since(1) Expires


J. Thomas Touchton    58    Managing Partner, The Witt-    1987      1998
                            Touchton Company
                            (private investment
                            partnership),
                            Tampa, Florida;
                            also a director of
                            17 Merrill Lynch-
                            sponsored mutual
                            funds

John A. Urquhart      68    President, John A.Urquhart     1991      1998
                            Associates (management
                            consultants), Fairfield,
                            Connecticut and Vice Chairman and
                            a director of Enron
                            Corp.(diversified natural gas
                            company), Houston, Texas; formerly
                            Senior Vice President, G.E.
                            Industrial & Power Systems,
                            General Electric Company; also a
                            director of Hubbell Incorporated
                            and Aquarion Company

James O. Welch, Jr.   65    Retired; formerly Vice         1976      1999
                            Chairman, RJR Nabisco, Inc. and
                            Chairman, Nabisco Brands, Inc.;
                            also a  director of Kmart
                            Corporation and Vanguard Group of
                            Investment Companies
_________
*Nominee for election as director

(1) All of the directors of the Corporation also serve as directors of Tampa Electric Company, and the period of service shown includes service on Tampa Electric Company's Board prior to the formation of the Corporation on January 15, 1981. On April 15, 1981, the Corporation became the corporate parent of Tampa Electric Company as a result of a reorganization.

   The Board of Directors held five meetings in 1996. All directors attended at least 75% of the meetings of the Board and Committees on which they served, except for Mr. Ryan who attended 71% of such meetings.

   The Corporation has standing Audit and Compensation Committees of the Board of Directors. It does not have a Nominating Committee. The Compensation Committee, which met three times in 1996, is currently composed of Mrs. Baldwin and Messrs. Guild, Sovey, Urquhart and Welch (Chairman). The Audit Committee, which met twice in 1996, is currently composed of Messrs. Ferman, Flom, Hendrix, Ryan and Touchton (Chairman). For additional information about the Compensation Committee and the Audit Committee, see "Executive Compensation Compensation Committee Report on





Executive  Compensation    and    Information Concerning Auditors and Audit
Committee  below.

   During 1996, Mr. Ausley served as Chairman of Macfarlane, Ausley, Ferguson & McMullen and of a successor to that firm, Ausley & McMullen. The Corporation paid $386,223 and $647,333, respectively, to these firms for legal services rendered during 1996.
Compensation of Directors

   Directors who are not employees or former employees of the Corporation or any of its subsidiaries are paid an annual retainer of $27,000 and attendance fees of $750 for each meeting of the Board of the Corporation, $750 for each meeting of the Board of Tampa Electric Company and $1,000 for each meeting of a Committee of the Board on which they serve. Directors may elect to defer these amounts with earnings credited at either the 90-day U.S. Treasury bill rate or a rate equal to the total return on the Corporation's Common Stock.

   The Corporation has an agreement with Mr. Culbreath under which he will provide consulting services to the Corporation through December 31, 2000 for compensation at a rate of $175,000 per year. Mr. Culbreath served as Chief Executive Officer of the Corporation until April 1989 and retired as an employee in April 1990 at which time the consulting relationship commenced. The agreement provides a severance benefit (in the event of termination of Mr. Culbreath s consultancy following a change in control of the Corporation) equal to the total compensation that would have been payable over the remaining term of the agreement. This benefit is payable under the same circumstances as the benefits described under "Executive Compensation Employment and Change in Control Arrangements" below and will be reduced to the extent that such benefit, taking into account any other compensation provided by the Corporation, would not be deductible by the Corporation pursuant to Section 280G of the Internal Revenue Code.

   1991 Director Stock Option Plan and 1997 Director Equity Plan. All non-employee directors participate in the Corporation s 1991 Director Stock Option Plan (the 1991 Plan ), which provides automatic annual grants of options to purchase shares of Common Stock to such directors. The exercise price is the fair market value of the Common Stock on the date of grant, payable in whole or in part in cash or Common Stock. The plan provides for an initial grant of options for 10,000 shares to each new director and an annual grant of options for 2,000 shares to each continuing director.
Grants are made on the first trading day of the Common Stock after each annual meeting of shareholders. The options are exercisable immediately and expire ten years after grant or earlier as provided in the plan following termination of service on the Board.

   The Board has adopted, subject to shareholder approval, the 1997 Director Equity Plan (the Plan ) as an amendment and restatement of the 1991 Plan. See Approval of 1997 Director Equity Plan below.

   Directors Retirement Plan. All directors who have completed 60 months of service as a director and who are not employees or former employees of the Corporation or any of its subsidiaries are eligible to participate in the TECO Energy, Inc. Directors Retirement Plan (the Directors Retirement Plan ). Under this plan, a retired director or his or her surviving spouse will receive a monthly retirement benefit at the rate of $20,000 per year. Such payments will continue for the lesser of the number




of months the director served as a director or 120 months, but payments will in any event cease upon the death of the director or, if the director s spouse survives the director, the death of the spouse.

   The Board has terminated the Directors Retirement Plan for active directors, subject to shareholder approval of the 1997 Director Equity Plan. If such Plan is approved, active directors who participate in the Directors Retirement Plan will receive a one-time payment, made 50% in Common Stock and 50% in cash, of the present value of the income stream they would have received under the plan based on their length of service as of December 31, 1996. At the election of the director, the cash portion of this payment could be deferred in the same manner as the retainer and meeting fees or paid in Common Stock. The aggregate value of the cash and Common Stock that would be payable in connection with the termination of the Directors Retirement Plan is approximately $1.1 million. See
 Approval of 1997 Director Equity Plan  below.

                              SHARE OWNERSHIP

   There is no person known to the Corporation to be the beneficial owner of more than five percent of the outstanding Common Stock as of December 31, 1996.

   The following table sets forth the shares of Common Stock beneficially owned as of January 31, 1997 by the Corporation s directors and nominees, its executive officers named in the summary compensation table below and its directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of the Corporation s Common Stock beneficially owned by any director or executive officer or by all directors and executive officers as a group does not exceed 1% of such shares outstanding at January 31, 1997.

Name            Shares(1)               Name            Shares(1)

Girard F. Anderson   157,304(2)(3)      William P. Sovey     11,000
DuBose Ausley         23,727            J. Thomas Touchton   24,000(11)
Sara L. Baldwin       22,918(4)         John A. Urquhart     23,499(12)
Hugh L. Culbreath     77,800(5)         James O. Welch, Jr.  28,600(13)
James L. Ferman, Jr.  28,207(6)         Keith S. Surgenor    98,025(2)(14)
Edward L. Flom        24,172(7)         Roger H. Kessel     145,414(2)
Henry R. Guild, Jr.  123,579(8)         Alan D. Oak          79,175(2)(15)
Timothy L. Guzzle    199,041(2)(9)      All directors and
Dennis R. Hendrix     12,500            executive officers
Robert L. Ryan        22,000(10)        as a group
                                        (18 persons)      1,075,051(2)(16)

   (1) The amounts listed include the following shares that are subject to options granted under the Corporation s stock option plans:
          Mr. Ausley, 18,000 shares; Mrs. Baldwin and Messrs. Culbreath, Ferman, Flom, Guild, Ryan, Touchton and Welch, 20,000 shares each; Messrs. Hendrix and Sovey, 10,000 shares each; Mr. U r quhart, 17,200 shares; Mr. Guzzle, 140,000 shares; Mr.
          Anderson, 112,000 shares; Mr. Surgenor, 77,000 shares; Mr. Kessel, 137,000 shares; Mr. Oak, 43,000 shares; and all directors and executive officers as a group, 739,200 shares.





   (2) The amounts listed include the following shares that are held by benefit plans of the Corporation for an officer's account: Mr.
          Guzzle, 2,041 shares; Mr. Anderson, 8,684 shares; Mr. Surgenor, 2,717 shares; Mr. Kessel, 2,314 shares; Mr. Oak, 9,945 shares; and all directors and executive officers as a group, 25,955 shares.

   (3) Includes 800 shares owned by Mr. Anderson's wife, as to which shares he disclaims any beneficial interest.

   (4) Includes 350 shares held by a trust of which Mrs. Baldwin is a trustee.

   (5) Includes 8,000 shares owned by Mr. Culbreath's wife, as to which shares he disclaims any beneficial interest.

   (6) Includes 2,584 shares owned jointly by Mr. Ferman and his wife. Also includes 903 shares owned by Mr. Ferman's wife, as to which shares he disclaims any beneficial interest.
   (7) Includes 1,596 shares owned by Mr. Flom's wife, as to which shares he disclaims any beneficial interest. Also includes 1,388 shares owned by a Revocable Living Trust of which Mr. Flom is the sole trustee.

   (8) Includes 101,179 shares held by trusts of which Mr. Guild is a trustee. Of these shares, 49,800 are held for the benefit of Mr. Culbreath and are also included in the number of shares beneficially owned by him.
   (9) Includes 34,100 shares owned by a Revocable Living Trust of which Mr. Guzzle is a trustee.

(10) Includes 2,000 shares owned jointly by Mr. Ryan and his wife.

(11) Includes 4,000 shares owned by a Revocable Living Trust of which Mr. Touchton is the sole trustee.

(12) Includes 1,000 shares owned by Mr. Urquhart's wife, as to which shares he disclaims any beneficial interest.

(13) Includes 2,000 shares owned by a charitable foundation of which Mr. Welch is a trustee.

(14) Includes 9,403 shares owned jointly by Mr. Surgenor and his wife.

(15) Includes 20,130 shares owned by a Revocable Living Trust of which Mr. Oak's wife is the sole trustee.
(16) Includes a total of 13,987 shares owned jointly with spouses. Also includes a total of 12,299 shares owned by spouses, as to which shares beneficial interest is disclaimed.















                    SHAREHOLDER RETURN PERFORMANCE GRAPH
   The following graph shows the cumulative total shareholder return on the Corporation s Common Stock on a yearly basis over the five-year period ended December 31, 1996, and compares this return with that of the S&P 500 Composite Index and the S&P Electric Utilities Index. The graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.


                          (Performance Graph Goes Here)



                                              December 31,

                                   1991  1992  1993  1994  1995  1996
              TECO Energy, Inc.    $100  $104  $118  $111  $148  $145

              S&P Electric         $100  $106  $119  $104  $136  $136
              Utilities Index

              S&P 500 Index        $100  $108  $118  $120  $165  $203


                           EXECUTIVE COMPENSATION

          Compensation Committee Report On Executive Compensation

   The Compensation Committee of the Board of Directors, composed entirely of independent, non-employee directors, recommends to the Board the compensation of executive officers and administers the Corporation's long-term incentive plan. The objective of the Corporation's compensation program is to enhance shareholder value by attracting and retaining the talent needed to manage and build the Corporation's businesses. The Committee seeks, therefore, to provide compensation opportunities that are competitive and link the interests of shareholders and executives. The components of the Corporation's executive compensation program, base salary, annual incentive awards and long-term incentive awards, are described below.

   Base Salary. Base salary is designed to provide each executive with a f i xed amount of annual compensation that is competitive with the marketplace. The Corporation's salary structure for its executive officers utilizes various salary grade ranges and associated midpoints. Each executive officer is assigned to a salary grade by the Board, on the recommendation of the Committee, based on the officer's experience level and scope of responsibility and a market assessment conducted by the Corporation s outside consultant, Towers Perrin, of the median compensation p a id to executives with similar positions in general industry by organizations having comparable revenues. Each year, the Committee adjusts the salary ranges based on surveys by outside consultants of expected changes in compensation levels at general industrial and electric utility companies. In 1996, as in prior years, the Committee recommended and the Board approved adjustments to the base salaries for each executive officer, including the CEO, taking into account the midpoint of the officer's assigned salary grade and the Committee's subjective evaluation of the





officers's individual performance. After this adjustment, the CEO's base salary was 94% of the midpoint of his assigned salary grade.

   Annual Incentive Awards. The Corporation has an annual incentive program intended to encourage actions that contribute to improved operating and financial results which provides for incentive awards based on the achievement of corporate and individual performance goals. If the net income for the year targeted in the Corporation's business plan is achieved, awards can range up to 60% of the midpoint of the salary range for the CEO, 50% and 45% for the other named executive officers and lower percentages for other officers. In setting these percentages, the Committee used data from the market assessment referred to above. Under the Corporation's program, additional payments of up to 50% of the target awards may be made if the net income target is exceeded; lesser amounts may be paid if the target is not achieved, but only if the Corporation s net income exceeds the threshold designated for that year. The Board retains discretion to vary awards in extraordinary circumstances to avoid unduly penalizing or rewarding management.

   The 1996 objectives for all the executive officers under the incentive program included overall operating and financial performance targets measured by the Corporation's net income and the Corporation's return on equity. One-half of the CEO s 1996 target award was based on these factors. Additional quantitative targets were used for some of the other executive officers including, in the case of certain officers, targets relating specifically to the performance of the companies for which they have chief operating responsibility.

   In addition to measuring performance against the 1996 quantitative targets, the Committee evaluated each executive s performance against qualitative objectives. These objectives focused on aspects of the Corporation s business that directly related to the executive officer's individual responsibilities. One-half of the CEO s 1996 target award was based on these qualitative objectives which were, in his case, to provide the leadership necessary for the growth and development of the Corporation and to manage effectively the Corporation s external relations. The Committee's review consisted of a subjective evaluation of his performance, with a significant focus on long-term strategies to increase earnings while p r eserving financial strength. Based on this evaluation and the achievement of the 1996 net income and return on equity objectives, the CEO received an incentive award of 84% of the midpoint of his salary grade.

   Long - Term  Incentive  Awards.    The  long-term  component  of  the
Corporation s incentive compensation program consists of equity-based grants which have been in the form of stock options and restricted stock. These grants are designed to create a mutuality of interest with shareholders by motivating the CEO and the other executive officers and key personnel to manage the Corporation s business so that the shareholders investment will grow in value over time. The Committee s policy has been to base individual awards on an annual study by Towers Perrin comparing the value of long-term incentive grants to salary levels in general industry. The Committee does not normally consider the amount of an individual's outstanding or previously granted options or shares in determining the size of the grant. The 20,900 shares of restricted stock granted to the CEO in 1996 reflected these policies and, as in the case of the other executive officers, the results of the Committee s review of his performance conducted when it considered his base salary for 1996.




   In 1996, upon the Committee s recommendation, the Board approved stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines allow the executives five years to acquire this amount of stock and do not recognize stock options as shares owned.

   With respect to qualifying compensation paid to executive officers under
Section 162(m) of the Internal Revenue Code, the Corporation does not expect to have any significant amount of compensation exceeding the $1-million annual limitation. Accordingly, the Committee has recommended that the Corporation continue to structure its executive compensation program to meet the objectives described in this report, rather than modifying it to achieve a relatively small decrease in its federal income tax liability. Compensation payable under outstanding stock options and stock options granted under the Corporation's 1996 Equity Incentive Plan will not be subject to the limitation under
Section 162(m) under applicable regulations.


                                By the Compensation Committee,

                                James O. Welch, Jr. (Chairman)
                                Sara L. Baldwin
                                Henry R. Guild, Jr.
                                William P. Sovey
                                John A. Urquhart


































   The  following  tables set forth certain compensation information for the Chief Executive Officer of  the  Corporation  and  each  of the four other most highly compensated executive officers of the
Corporation and its subsidiaries.
                                     Summary Compensation Table
                                                                      Long-Term
                                           Annual                    Compensation
                                          Compensation                   Awards
                                                                Restricted    Shares            All Other
Name and                                     Other Annual        Stock        Underlying        Compen-
Principal Position   Year   Salary  Bonus    Compensation (1)   Awards(2)   Options/SARs(#)(3) sation(4)
Timothy L. Guzzle   1996 $526,250  $480,000                    $491,150                         $32,010
Chairman and Chief  1995  493,750   415,000      $50,925                           60,000        31,092
Executive Officer   1994  468,750   384,000                                        40,000        28,703

Girard F. Anderson  1996  386,250   250,000                     298,450                          31,106
President and Chief 1995  368,750   240,000       48,611                           40,000        30,094
Operating Officer   1994  320,461   275,000                                        24,000        25,076

Keith S. Surgenor   1996  295,000   215,000                     206,800                          14,199
President and Chief 1995  272,500   195,000       45,664                           25,000        17,994
Operating Officer   1994  215,376   225,000                                        12,000        13,728
of Tampa Electric
Company

Roger H. Kessel     1996  248,500   163,000                     143,350                          11,063
Senior Vice         1995  238,500   135,000       44,765                           17,000         9,052
President-General   1994  228,750   150,000                                        14,000        10,257
Counsel

Alan D. Oak         1996  241,750   160,000                     143,350                          15,248
Senior Vice         1995  225,000   135,000       44,264                           17,000        14,432
President-Finance   1994  201,750   130,000                                        13,000        12,905

(1) Participants in the Corporation's company car program received a one-time cash payment in connection with its elimination in 1995. The amount set forth includes this payment, which in the case of the named executive officers was $40,890.
(2) The reported values of the restricted stock awards were determined using the closing market price of the Common Stock on the date of grant. Restricted stock holdings and the values thereof based on the




     closing price of the Common Stock on December 31, 1996 are as follows: Mr. Guzzle, 20,900 shares ($504,213); Mr. Anderson, 12,700 shares ($306,388); Mr. Surgenor, 8,800 shares ($212,300); Mr. Kessel,
     6,100  shares  ($147,163); and Mr. Oak, 6,100 shares ($147,163).  The shares granted to Messrs. Guzzle, Anderson and Kessel will vest on December 1, 1998, March 24, 1997 and January 1, 1999, respectively; the other shares listed above will vest more than three years after the date of grant. Holders of restricted stock receive the same dividends as holders of other shares of Common Stock.
(3) Stock appreciation rights that can only be exercised during limited periods following a change in control of the Corporation ( LSAR s) were awarded in tandem with the options granted. Upon exercise of an LSAR, the holder is entitled to an amount based upon the highest price paid or offered for Common Stock during the 30-day period preceding a change in control of the Corporation, as defined under "Employment and Change in Control Arrangements" below. The exercise of an option or an LSAR results in a corresponding reduction in the other.
(4) The reported amounts for 1996 consist of $924 of premiums paid by the Corporation to the Executive Supplemental Life Insurance Plan for each of the named executive officers, with the balance in each case being employer contributions under the TECO Energy Group Retirement Savings Plan and Retirement Savings Excess Benefit Plan.

                    Aggregated Option/SAR Exercises in Last Fiscal Year and
                                Fiscal Year-End Option/SAR Value
                                                                  Number of        Value of
                                                              Shares Underlying   Unexercised
                                                                 Unexercised     In-The-Money
                                                                 Options/SARs     Options/SARs
                                                                at Year-End(#)    at Year-End
                            Shares Acquired       Value         Exercisable/     Exercisable/
Name                         on Exercise(#)    Realized($)      Unexercisable    Unexercisable
Timothy L. Guzzle                 80,000           615,000         140,000/0       $412,500/0
Girard F. Anderson                     0                 0         112,000/0        387,750/0
Keith S. Surgenor                 14,000           167,250          77,000/0        330,000/0
Roger H. Kessel                        0                 0         137,000/0        930,313/0
Alan D. Oak                       26,000           158,750          43,000/0        125,625/0





                               Pension Table

   The following table shows estimated annual benefits payable under the Corporation's pension plan arrangements for the named executive officers other than Messrs. Guzzle and Kessel.

                              Years of Service

                    5        10        15      20 or More
Final
Average Earnings

 $200,000        $ 30,000  $ 60,000  $ 90,000   $120,000
  250,000          37,500    75,000   112,500    150,000
  300,000          45,000    90,000   135,000    180,000
  350,000          52,500   105,000   157,500    210,000
  400,000          60,000   120,000   180,000    240,000
  450,000          67,500   135,000   202,500    270,000
  500,000          75,000   150,000   225,000    300,000
  550,000          82,500   165,000   247,500    330,000
  600,000          90,000   180,000   270,000    360,000
  650,000          97,500   195,000   292,500    390,000
  700,000         105,000   210,000   315,000    420,000
  750,000         112,500   225,000   337,500    450,000

   The annual benefits payable to each of the named executive officers are equal to a stated percentage of such officer s final average earnings multiplied by his number of years of service, up to a stated maximum. The amounts shown in the table are based on 3% of such earnings and a maximum of 20 years of service. The amounts payable to Mr. Guzzle are based on 6% of earnings and a maximum of 10 years of service, and the amounts payable to Mr. Kessel are based on 5% of earnings and a maximum of 12 years of service. Final average earnings are based on the greater of (i) the officer s final 36 months of earnings or (ii) the officer s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement.

   The earnings covered by the pension plan arrangements are the same as those reported as salary and bonus in the summary compensation table above.
  Years of service for the named executive officers are as follows: Mr. Guzzle (9 years), Mr. Anderson (37 years), Mr. Surgenor (8 years), Mr. Kessel (7 years) and Mr. Oak (23 years). The pension benefit is computed as a straight-life annuity commencing at the officer's normal retirement age and is reduced by the officer s Social Security benefits. The normal retirement age is 62 for Messrs. Guzzle, Anderson and Kessel and 63 for Messrs. Surgenor and Oak. The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer's service as if his employment had continued until such age. The death benefit is payable for the life of the spouse. If Mr. Guzzle's employment is terminated by the Corporation without cause or by Mr. Guzzle for good reason (as such terms are defined in Mr. Guzzle's employment agreement referred to below), his age and service for purposes of determining benefits under the pension plan arrangements are increased by two years.







   The present value of the portion of the officer s pension benefit that is in excess of the amount payable under the Corporation s qualified retirement plan is, at the election of the officer, payable in the form of a lump sum.

 Employment and Change in Control Arrangements

   The Corporation has severance agreements with the named executive officers under which payments will be made under certain circumstances following a change in control of the Corporation. A change in control means in general the acquisition by any person of 30% or more of the Common Stock, the change in a majority of the directors or the approval by the shareholders of a merger or consolidation of the Corporation in which the Corporation's shareholders do not have majority voting power in the surviving entity or of the liquidation or sale of the assets of the Corporation. Each of these officers is required, subject to the terms of the severance agreements, to remain in the employ of the Corporation for one year following a potential change in control (as defined) unless a change in control earlier occurs. The severance agreements provide that in the event employment is terminated by the Corporation without cause (as defined) or by one of these officers for good reason (as defined) following a change in control, the Corporation will make a lump sum severance payment to the officer of three times annual salary and bonus. Upon such termination, the severance agreements also provide for: (i) a cash payment equal to the additional retirement benefit which would have been earned under the Corporation s retirement plans if employment had continued for three years following the date of termination and (ii) participation in the life, disability, accident and health insurance plans of the Corporation for such period except to the extent such benefits are provided by a subsequent employer.

   In addition, the terms of the restricted stock awarded to the named executive officers provide for full vesting upon a change in control. These officers will also receive a payment to compensate for the additional taxes, if any, payable on the benefits received under the severance agreements and any other benefits contingent on a change in control as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code.

   The Corporation has an employment agreement with Mr. Guzzle providing that if his employment is terminated by the Corporation without cause or by Mr. Guzzle for good reason, he will receive benefits similar to those provided under the severance agreements described above based upon a level of two times annual salary and bonus and a two-year benefit continuation period. Consistent with his employment agreement, certain of Mr. Guzzle's option grants provide for a two-year exercise extension period in the event of such a termination.
















                              APPROVAL OF THE
                         1997 DIRECTOR EQUITY PLAN

 General

   On January 15, 1997, the Board of Directors adopted, subject to shareholder approval, the 1997 Director Equity Plan (the "Plan") as an amendment and restatement of the Corporation's 1991 Director Stock Option Plan (the "1991 Plan"). If the Plan is approved by shareholders, the Plan will supersede the 1991 Plan and no additional grants will be made thereunder. The rights of the holders of outstanding options under the 1991 Plan will not be affected. The purpose of the Plan is to attract and retain highly qualified non-employee directors of the Corporation and to encourage non-employee directors to own shares of the Common Stock. As of February 14, 1997, there were 12 non-employee directors who would be eligible to participate in the Plan. The Plan will be administered by the Board.

 Termination of Directors  Retirement Plan

   If the Plan is approved by shareholders, the Directors Retirement Plan will be terminated effective as of December 31, 1996. See "Election of Directors Compensation of Directors" above.

 Proposed Amendments to the 1991 Plan

   Approval of the Plan would amend the 1991 Plan to increase the number of shares of Common Stock subject to grants by 250,000 shares, expand the types of awards available to be granted and replace the current fixed formula grant by giving the Board discretionary authority to determine the amount and timing of awards under the Plan. The Board of Directors believes (i) the increase in shares is needed to ensure that a sufficient number of shares are available to be issued under the Plan in the future and (ii) the additional types of awards available under the Plan will provide broad flexibility in the structuring of appropriate equity-based compensation to further align the interests of directors with those of shareholders.

 Shares Subject to Awards

   As  of February 14, 1997, 246,000 shares were available for awards under
the  1991  Plan.   The proposed Plan would add 250,000 shares, bringing the
total number of shares available for awards under the Plan to 496,000, or less than 1/2 of 1% of the Corporation's outstanding shares, as of February 14, 1996. The number and kind of shares are subject to adjustment to reflect stock dividends, recapitalizations or other changes affecting the Common Stock. If any outstanding or future award under the 1991 Plan or the Plan expires or is terminated unexercised or settled in a manner that results in fewer shares outstanding than were initially awarded, the shares which would have been issuable will again be available for award
under  the  Plan.    The  closing price of the Common Stock on the New York
Stock Exchange on February 14, 1997 was $24.50 per share.









 Description of Awards

   The 1991 Plan currently provides for the automatic grant of a fixed number of stock options on an annual basis. The amendment to the 1991 Plan would provide additional flexibility to the Board to determine the amount, timing and terms and conditions of stock options and would allow stock grants and other awards measured by the value of the Common Stock. As amended, the Plan would provide the following three basic types of awards:

     Stock Grants. The Board may make stock grants for no consideration, for such minimum consideration as may be required by applicable law or for such other consideration as the Board may determine. Stock grants may include without limitation the payment of retainer and meeting fees or other director compensation in stock (either on a mandatory basis or at the election of the director), shares subject to forfeiture ("restricted stock"), grants conditioned upon attainment of performance c r i teria ("performance shares"), restricted stock where vesting accelerates upon attainment of performance criteria ("performance-accelerated restricted stock") and outright stock grants ("bonus stock"). With respect to any stock grant, the Board has full discretion to determine the number of shares subject to the grant and the terms and conditions of the grant.

     Stock Options. The Board may grant options to purchase Common Stock. Stock options may include without limitation options where the exercise price is adjusted to reflect market changes ( indexed stock options ), options that become exercisable based on attainment of performance c r iteria ("performance-vested stock options"), options where exercisability is accelerated upon attainment of performance criteria ("performance-accelerated stock options") and options that entitle the optionee to an additional option grant at current fair market value to replace shares used to exercise the options ("reload stock options"). The Board will determine the option price, term and exercise period of each option granted, provided that the option price may not be less than the fair market value of the Common Stock on the date of grant. An option may be exercised by the payment of the option price in whole or in part in cash or, to the extent permitted by the Board, by delivery of a promissory note or shares of Common Stock owned by the director valued at fair market value on the date of delivery, or such other lawful consideration as the Board may determine.

     Stock Equivalents. The Board may make awards where the amount to be paid to the director is based on the value of the Common Stock. Stock equivalents may include without limitation payments based on the full value of the Common Stock ("phantom stock"), payments based on the value
   o f t h e Common Stock upon attainment of performance criteria ("performance units"), rights to receive payments based on dividends paid on the Common Stock ("dividend equivalents") and SARs where the director receives payment equal in value to the difference between the exercise price of the award and the fair market value of the Common Stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs granted in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of an SAR may not be less than the fair market value of the Common Stock on







   the date of grant or, in the case of a tandem SAR, the exercise price of the related option. The Board also has discretion to grant any other type of stock equivalent award and to determine the terms and conditions of payment of the award and whether payment values will be settled in whole or in part in cash or other property, including Common Stock.

   Awards under the Plan may contain such terms and conditions not inconsistent with the Plan as the Board in its discretion approves. The Board has discretion to administer the Plan in the manner which it determines, from time to time, is in the best interest of the Corporation. For example, the Board will fix the terms of stock options, stock grants and stock equivalents and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may be granted subject to conditions relating to continued service as a director and restrictions on transfer. The Board may provide, at the time an award is made or at any time thereafter, for the acceleration of a director's rights or cash settlement upon a change in control of the Corporation. The terms and conditions of awards need not be the same for each director. The foregoing examples illustrate, but do not limit, the manner in which the Board may exercise its authority in administering the Plan.

   The foregoing summary of the Plan is qualified by reference to the full text of the Plan attached as Appendix A to this proxy statement.

 Amendment

   The Board has authority to amend the Plan subject to any shareholder approval that the Board determines is necessary or advisable. The Board has authority to amend outstanding awards, including changing the date of exercise of an option, if the Board determines that such actions would not adversely affect the director. The Plan has no expiration date.

 Benefits to Directors

   All non-employee directors (currently, all directors except for Mr. Guzzle and Mr. Anderson) will be eligible to participate in the Plan. The benefits or amounts that each such person will receive depend on the amount and type of awards authorized by the Board under the Plan from time to time. With respect to compensation for 1997, the Board has voted, subject to shareholder approval of the Plan, to provide each eligible director the following: an annual grant of options for 2,000 shares (10,000 shares in the case of a new director) of Common Stock exercisable for a term of ten years, an annual grant of 325 shares of Common Stock and the opportunity to elect to receive all or a portion (in 25% increments) of the director's cash compensation in shares of Common Stock, including the cash portion of the payment to which they are entitled upon termination of the Directors Retirement Plan. If directors elect to receive all of such termination payment in stock, a total of approximately 47,000 shares (based on the closing price of the Common Stock on February 14, 1997) would be issued in connection with the termination of the Directors Retirement Plan. See
 Election of Directors Compensation of Directors  above.

   The number of shares subject to options previously granted to eligible directors under the 1991 Plan is set forth in footnote 1 to the table s e tting forth information with respect to share ownership of the







Corporation's directors and nominees, its executive officers named in the summary compensation table and its directors and executive officers as a group. See "Share Ownership" above.

 Federal Income Tax Consequences Relating to Stock Options

   No income is realized by the optionee at the time an option is granted. Upon exercise, (i) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (ii) the Corporation receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by the Corporation.

   The Board of Directors recommends a vote FOR this proposal.


            INFORMATION CONCERNING AUDITORS AND AUDIT COMMITTEE

   The Audit Committee reviews the scope of the audit procedures followed by the independent accountants and the results of their yearly audit, including the audited financial statements. The Committee also reviews the Corporation s internal auditing policies and procedures and the adequacy of the system of internal accounting and financial controls. After its review of the yearly audit, the Committee recommends the independent accountants to be appointed for the following year.

   Based on the Audit Committee s recommendation in April 1996, the Board reappointed Coopers & Lybrand L.L.P. to serve as independent accountants and to audit the Corporation s financial statements for 1996. Consistent with past procedures, independent accountants for the current fiscal year will be appointed by the Board at its April 1997 meeting.

   Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they so desire.

                     DEADLINE FOR SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received on or before November 3, 1997 for inclusion in the Corporation s proxy materials relating to that meeting. Any such proposals should be sent to: Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

    ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND NOMINATIONS
   The Bylaws of the Corporation provide that in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to the Secretary of the Corporation not less than 90 days before the meeting. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within ten days of the third







Tuesday in April and notice thereof is mailed to shareholders or publicly disclosed less than 100 days in advance, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever first occurs.

                          SOLICITATION OF PROXIES

   In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by regular employees of the Corporation. The Corporation has also retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $6,000 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Corporation.

                               OTHER MATTERS

   The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.





































                                                                 APPENDIX A
                             TECO ENERGY, INC.
                         1997 DIRECTOR EQUITY PLAN


 1.  Purpose.

   The purpose of the TECO Energy, Inc. 1997 Director Equity Plan (the "Plan") is to attract and retain highly qualified non-employee directors of TECO Energy, Inc. (the "Company") and to encourage non-employee directors to own shares of the Company's Common Stock, $1.00 par value (the "Common Stock"). The Plan is an amendment and restatement of the 1991 Director Stock Option Plan (the "1991 Plan"). No provision of the Plan will affect the rights and privileges of holders of outstanding options under the 1991 Plan.

 2.  Administration.

   The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board will determine the terms and conditions of all awards under the Plan ( Awards ). The Board will have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it from time to time considers advisable, and to interpret the provisions of the Plan. The Board's decisions will be final and binding.

 3.  Eligibility.

   All directors of the Company who are not employees of the Company or any subsidiary of the Company will be eligible to participate in the Plan (a "Director").

 4.  Stock Available for Awards.

   (a) Amount. Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 250,000 shares of Common Stock, together with all shares of Common Stock available for issue under the 1991 Plan on the effective date of the Plan. If any Award (including any stock option under the 1991 Plan) expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, will again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding awards from an acquired company will not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

   (b) Adjustment. In the event that the Board determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other change affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Board will equitably adjust any or all of (i) the number and






kind of shares for which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price with respect to any of the foregoing. In making such adjustments, the Board may ignore fractional shares so that the number of shares subject to any Award will be a whole number. If considered appropriate, the Board may make provision for a cash payment with respect to all or part of an outstanding Award instead of or in addition to any such adjustment.

 5.  Types of Awards.

   (a) Stock Grants. The Board may make awards of shares of Common Stock ("Stock Grants") to Directors upon such terms and conditions as the Board determines. Stock Grants may include without limitation the payment of retainer and meeting fees or other Director compensation in stock (either on a mandatory basis or at the election of the Director), restricted stock, performance shares, performance-accelerated restricted stock and bonus stock. Stock Grants may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Board may determine.

   (b) Stock Options. The Board may grant options ("Stock Options") to purchase shares of Common Stock at an exercise price determined by the Board of not less than 100% of the fair market value of the Common Stock on the date of grant and upon such terms and conditions as the Board determines. Stock Options may include without limitation indexed stock options, performance-vested stock options, performance-accelerated stock options and reload options. Payment of the exercise price may be made in cash or, to the extent permitted by the Board at or after the grant of the Stock Option, in whole or in part by delivery of a promissory note or shares of Common Stock owned by the optionee, including Stock Grants, or by retaining shares otherwise issuable pursuant to the Stock Option, in each case valued at fair market value on the date of delivery or retention, or such other lawful consideration as the Board may determine.

   (c) Stock Equivalents. The Board may grant rights to receive payment from the Company based in whole or in part on the value of the Common Stock ("Stock Equivalents") upon such terms and conditions as the Board determines. Stock Equivalents may include without limitation phantom stock, performance units, dividend equivalents and stock appreciation rights ("SARs"). SARs granted in tandem with a Stock Option will terminate to the extent that the related Stock Option is exercised, and the related Stock Option will terminate to the extent that the tandem SARs are exercised. An SAR will have an exercise price determined by the Board of not less than 100% of the fair market value of the Common Stock on the date of grant, or of not less than the exercise price of the related Stock Option in the case of an SAR granted in tandem with a Stock Option. The Board will determine at the time of grant or thereafter whether Stock Equivalents are to be settled in cash, Common Stock or other securities of the Company, other Awards or other property.

 6.  General Provisions Applicable to Awards.

   (a) Fair Market Value. The fair market value of the Common Stock or any other property will be the fair market value of such property as determined







by the Board in good faith or in the manner established by the Board from time to time.

   (b) Documentation. Each Award under the Plan will be evidenced by a writing delivered to the Director specifying such terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan. These terms and conditions may include without limitation performance criteria, vesting requirements, restrictions on transfer and payment rules. The Board may establish the terms and conditions at the time the Award is granted or may provide that such terms and conditions will be determined by it at any time thereafter.

   (c) Board Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. Awards may be made automatically on terms established by the Board. The terms of each type of Award need not be identical, and the Board need not treat Directors uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Board at the time of grant or at any time thereafter.

   (d)  Dividends  and  Cash  Awards.   In the discretion of the Board, any
Award under the Plan may provide the Director with (i) dividends or dividend equivalents payable currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

   (e) Termination of Service. The Board will determine the effect on an Award of the disability, death or termination of service of a Director and the extent to which, and the period during which, the Director's legal representative, guardian or beneficiary may receive payment of an Award or exercise rights thereunder. A Director may designate a beneficiary in a manner determined by the Board. In the absence of an effective designation, a Director's beneficiary will be the Director's estate.

   (f) Loans. The Board may authorize the making of loans or cash payments to Directors in connection with the grant or exercise of any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying such Award, and which may be forgiven upon such terms and conditions as the Board may establish at the time of such loan or at any time thereafter.

   (g) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Director's consent to such action will be required unless the action, taking into account any related action, would not adversely affect the Director.

   (h) Change in Control. In order to preserve a Director s rights under an Award in the event of a change in control of the Company, the Board in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Director of cash or other property with a fair market value equal to the amount that would have been received upon the






exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Board to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity or (v) make such other provision as the Board may consider equitable to the Director and in the best interests of the Company.

 7.  Miscellaneous.

   (a) No Right To Continue as Director. Neither the Plan nor any Award hereunder will be deemed to constitute an agreement or understanding that the Company will retain a Director for any period of time or at any particular rate of compensation.

   (b) No Rights As Shareholder. No Director or beneficiary will have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Director to whom Common Stock is granted will be considered the holder of such Common Stock at the time of the Award except as otherwise provided in the applicable Award.

   (c) Effective Date.  The Plan will be effective on April 16, 1997.

   (d) Amendment of Plan. The Board of Directors of the Company may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any shareholder approval that the Board determines to be necessary or advisable, provided that a Director's consent will be required for any amendment, suspension or termination that would adversely affect the rights of the Director under any outstanding Award.

   (e) Governing Law. The provisions of the Plan will be governed by and interpreted in accordance with the laws of Florida.
























                                                                    APPENDIX B




                             TECO Energy, Inc.

                            1997 Annual Meeting
                          Wednesday April 16, 1997
                                 TECO Plaza
                          702 North Franklin Street
                               Tampa, Florida

 Attached below is a proxy card for the 1997 Annual Meeting of Shareholders of TECO Energy, Inc.

 Please detach the proxy card and mark the boxes to indicate how your shares should be voted. Sign and return your proxy as soon as possible in the enclosed postage-paid envelope.

 Please see the reverse side for important general shareholder information.







                             DETACH HERE

 /X/       Please mark votes as in this example.


 1. ELECTION OF DIRECTORS
 The Board Recommends a Vote FOR all Nominees.
 Instructions - To vote against any individual nominee(s), mark Box (C) and write the name(s) of such nominee(s) above the line provided below.

 Nominees: S.L. Baldwin, H.L. Culbreath, E. L. Flom, H. R. Guild, Jr., and W.P. Sovey

 /  /  (A)   FOR ALL NOMINEES/  /       (B)   AGAINST ALL NOMINEES

 /  /  (C)
             FOR ALL NOMINEES EXCEPT


 /  /  MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW


 2.    PROPOSAL TO APPROVE THE 1997 DIRECTOR EQUITY PLAN
 The Board Recommends a Vote FOR the Proposal.

 /  /  FOR                              /  /  AGAINST

 /  /  ABSTAIN

     In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

     This proxy will be voted as specified, or if no specification is made, FOR Proposals 1 and 2.

 PLEASE SIGN AND MAIL THIS PROXY TODAY
 INSTRUCTIONS - Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

 Signature: ________ Date: _________ Signature: ____________ Date: ______



                             TECO Energy, Inc.

                  GENERAL SHAREHOLDER SERVICES INFORMATION

            Transfer Agent - Bank of Boston c/o Boston EquiServe

                               (800) 650-9222

 Questions regarding your individual account, changes of address, replacement of lost certificates, dividends and general transfer requirements should be directed to the transfer agent.

 TECO Energy offers electronic deposit of dividends to your bank account. For more information and enrollment forms please contact Boston EquiServe.

                              Mailing address

                               Bank of Boston
                         c/o Boston EquiServe L.P.
                             Mail Stop 45-02-09
                               P.O. Box 8040
                           Boston , MA 02266-8040

                   TECO Energy, Inc. Shareholder Services
                               (800) 810-2032


                             TECO ENERGY, INC.

          Proxy for Annual Meeting of Shareholders, April 16, 1997

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             TECO ENERGY, INC.

 The  undersigned  hereby constitutes and appoints Hugh L. Culbreath, Henry
R. Guild, Jr. and Timothy L. Guzzle and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. standing in the name of the undersigned as of the close of business February 14, 1997, at the Annual Meeting of Shareholders of the Corporation to be held in accordance with notice received at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on April 16, 1997 at 11:30 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.


 (THIS PROXY IS CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)
 SEE REVERSE SIDE






